   As filed with the Securities and Exchange Commission on November 30, 2010

                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  METLIFE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     13-4075851
(State or other jurisdiction of            (I.R.S. employer identification no.)
incorporation or organization)

                                 200 Park Avenue
                                   Floor 1200
                          New York, New York 10166-0188
                                 (212) 578-2211

         THE METLIFE NON-MANAGEMENT DIRECTORS DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                           Nicholas D. Latrenta, Esq.
                  Executive Vice President and General Counsel
                                  MetLife, Inc.
                                 200 Park Avenue
                                   Floor 1200
                          New York, New York 10166-0188
                                 (212) 578-2211

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

    Large accelerated filer |X|                                                   Accelerated filer |_|
    Non-accelerated filer |_| (Do not check if a smaller reporting company)       Smaller reporting company |_|

                         CALCULATION OF REGISTRATION FEE

                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF SECURITIES TO    AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
     BE REGISTERED          REGISTERED         SHARE(1)             PRICE(2)        REGISTRATION FEE
-----------------------    ------------   ------------------   ------------------   ----------------
   Obligations Under        $10,000,000           100%              $10,000,000          $713.00
     MetLife Non-
      Management
  Directors Deferred
   Compensation Plan

(1) The Obligations Under the MetLife Non-Management Directors Deferred Compensation Plan (the "Obligations") are unsecured general obligations of MetLife, Inc. to pay deferred compensation in accordance with the terms of the MetLife Non-Management Directors Deferred Compensation Plan.

(2)   Estimated solely for the purpose of determining the registration fee.

================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by MetLife, Inc. (the "Company") are incorporated herein by reference and made a part hereof:

     (a) The Company's Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

     (b) The Company's Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2010 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010; and

     (c) The Company's Current Reports on Form 8-K filed January 29, 2010, February 22, 2010, March 5, 2010, March 11, 2010, April 13, 2010, May 3, 2010,
May 7, 2010, May 17, 2010, August 2, 2010, August 5, 2010, August 6, 2010,
August 16, 2010, October 18, 2010, October 28, 2010, October 29, 2010, November 2, 2010, November 15, 2010, and November 30, 2010.

     The Company incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Company files a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Any reports filed by the Company with the Commission after the date of this Registration Statement and before the date that the offering of the securities is terminated will automatically update and, where applicable, supersede any information contained in this Registration Statement, provided, however, that the Company is not incorporating by reference any information furnished under Items 2.02 or
Item 7.01 in any Current Report on Form 8-K.

ITEM 4. DESCRIPTION OF SECURITIES.

     Under the MetLife Non-Management Directors Deferred Compensation Plan (the "Plan"), the Company will provide members of the Board of Directors of the Company who are not employees of the Company or any of its affiliates the opportunity to agree to the deferral of a specified percentage of the fees payable to them for their service as directors. Those eligible to defer compensation under the Plan may elect to defer all or a portion of such compensation under the Plan. The minimum percentage of cash compensation which can be deferred must result in a deferral of not less than $10,000 for any fiscal year. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of the deferred accounts of a participating director (a "Participant") as of the date of such amendment or termination.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

     The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable based on a date selected by each Participant in accordance with the terms of the Plan. The Obligations will be denominated and be payable in United States dollars or in common stock of the Company. The Obligations will not bear interest, except to the extent a Participant designates that deferred compensation be held in an interest-bearing account.

     A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution. Payments due after the death of the Participant are made to the beneficiary designated by the Participant under the Plan, or if there has been no designation, to the Participant's estate.

     The Company relies in part on dividends from its subsidiaries to meet its cash requirements. The Company's insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. The dividend limitation for U.S. insurance subsidiaries is generally based on the surplus to policyholders at the end of the immediately preceding calendar year and statutory net gain from operations for the immediately preceding calendar year. Statutory accounting practices, as prescribed by insurance regulators of various states in which the Company conducts business through its insurance subsidiaries, differ in certain respects from accounting principles used in financial statements prepared in conformity with accounting principles generally accepted in the United States of America. The significant differences relate to the treatment of deferred policy acquisition costs, certain deferred income tax, required investment liabilities, statutory reserve calculation assumptions, goodwill and surplus notes. Management of the Company cannot provide assurances that the Company's insurance subsidiaries will have statutory earnings to support payment of dividends to the Company in an amount sufficient to fund its cash requirements and pay cash dividends and that the applicable insurance departments will not disapprove any dividends that such insurance subsidiaries must submit for approval.

     The table below sets forth the dividends permitted to be paid by the respective insurance subsidiary without insurance regulatory approval:

                                                                 2010
                                                            PERMITTED W/O
INSURANCE SUBSIDIARY:                                        APPROVAL (1)
---------------------                                       -------------
                                                            (In millions)
Metropolitan Life Insurance Company                            $1,262
MetLife Insurance Company of Connecticut                       $  659
Metropolitan Tower Life Insurance Company                      $   93
Metropolitan Property and Casualty Life Insurance Company      $    -

----------
(1) Reflects dividend amounts that may be paid during 2010 without prior regulatory approval. However, because dividend tests may be based on dividends previously paid over rolling 12-month periods, if paid before a specified date during 2010, some or all of such dividends may require regulatory approval. None of these available amounts have been paid as of September 30, 2010. During the nine months ended September 30, 2010, the Company received dividends of $54 million from other subsidiaries, all of which represented returns of capital.


     An integral part of the Company's liquidity management is the amount of liquid assets it holds. Liquid assets include cash, cash equivalents, short-term investments and publicly-traded securities. Liquid assets exclude cash collateral received under the Company's securities lending program that has been reinvested in cash, cash equivalents, short-term investments and publicly-traded securities. At September 30, 2010 and December 31, 2009, the Company had $9.8 billion and $3.8 billion, respectively, of liquid assets. In addition, the Company has pledged collateral and has had collateral pledged to it, and may be required from time to time to pledge additional collateral or be entitled to have additional collateral pledged to it. At September 30, 2010 and December 31, 2009, the Company had pledged $448 million and $289 million, respectively, of liquid assets under collateral support agreements.

     Liquidity is also provided by a variety of short-term instruments, including commercial paper. Capital is provided by a variety of instruments, including medium- and long-term debt, junior subordinated debt securities, collateral financing arrangements, capital securities and stockholders' equity. The diversity of the Company's funding sources enhances funding flexibility, limits dependence on any one source of funds and generally lowers the cost of funds. Other sources of the Company's liquidity include programs for short-and long-term borrowing, as needed.

     The Company has an effective shelf registration statement on Form S-3, which was filed November 30, 2010. Subject to applicable regulatory restrictions or approvals, the Company may issue an unlimited amount of debt and equity securities pursuant to this registration statement. The terms of any offering will be established at the time of the offering.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the Obligations will be passed upon for the Company by Matthew Ricciardi, Esq., Chief Counsel - Public Company and Corporate Law of MetLife Group, Inc., an affiliate of the Company. Mr Ricciardi is paid a salary by an affiliate of the Company, is a participant in various employee benefit plans offered by the Company and its affiliates to employees generally, is paid equity-based compensation in accordance with the Company's compensation programs and owns shares of the Company's common stock.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and (in the case of the Company's directors) the MetLife, Inc. Director Indemnity Plan. Such indemnification covers all costs and expenses incurred by a director or officer in his capacity as such. The stockholders of the Company, the Board of Directors, by a majority vote of a quorum of disinterested directors or by determination of a committee of disinterested directors appointed by the Board of Directors, or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification satisfied the applicable standard of conduct set forth in the Delaware General Corporation Law and the Amended and Restated By-Laws of the Company. In addition, the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a stockholder or derivative proceeding.

     If the person involved is not a director or officer of the Company, the Board of Directors may cause the Company to indemnify, to the same extent allowed for the Company's directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was the Company's employee or agent, or is or was serving at the Company's request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

     The Company has in force and effect policies insuring its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS

EXHIBIT
 NUMBER                                DESCRIPTION
  4       The MetLife Non-Management Director Deferred Compensation Plan,
          dated December 9, 2008 (as amended and restated effective January
          1, 2005) (incorporated by reference to Exhibit 10.53 to MetLife,
          Inc.'s Annual Report on Form 10-K for the Fiscal Year ended December
          31, 2008).

  5       Opinion of Matthew Ricciardi, Esq., Chief Counsel-Public Company and
          Corporate Law of MetLife Group, Inc., an affiliate of the Company, regarding the legality of the securities registered hereunder.

  23.1    Consent of Independent Registered Public Accounting Firm.

  23.2    Consent of Independent Registered Public Accounting Firm.

  23.3    Consent of Matthew Ricciardi, Esq., Chief Counsel-Public Company and
          Corporate Law of MetLife Group, Inc., an affiliate of the Company
          (included in Exhibit 5).

  24      Power of Attorney (included on signature page to this Registration
          Statement).

ITEM 9. UNDERTAKINGS

A. The undersigned Company hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement;

          (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, MetLife, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 30, 2010.


                          METLIFE, INC.

                          By: /s/ Steven J. Goulart
                              _____________________________________
                              Name: Steven J. Goulart
                              Title: Senior Vice President and
                                     Treasurer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Nicholas D. Latrenta, Executive Vice President and General Counsel, William J. Wheeler, Executive Vice President and Chief Financial Officer, and Steven J. Goulart, Senior Vice President and Treasurer, or any of them and their respective successors from time to time in the offices of General Counsel, Chief Financial Officer, or Treasurer, as the case may be, as such person's true and lawful attorney-in-fact and agent, for such person and in such person's name, place and stead, in any and all capacities, to sign individually and not collectively, (i) any and all amendments to this Registration Statement on Form S-8, including post-effective amendments, and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file each or any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and (ii) any and all other instruments which any of such attorneys-in-fact and agent deems necessary or advisable to comply with the Securities Act of 1933, the rules, regulations, and requirements of the Securities and Exchange Commission and Blue Sky or other state securities laws and regulations, and does hereby grant unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                              TITLE                       DATE
-------------------------------------   --------------------------------   ----------------

/s/ Sylvia Mathews Burwell                          Director               November 30, 2010
-------------------------------------
Sylvia Mathews Burwell

/s/ Eduardo Castro-Wright                           Director               November 30, 2010
-------------------------------------
Eduardo Castro-Wright

/s/ Cheryl W. Grise                                 Director               November 30, 2010
-------------------------------------
Cheryl W. Grise

/s/ R. Glenn Hubbard                                Director               November 30, 2010
-------------------------------------
R. Glenn Hubbard

/s/ John M. Keane                                   Director               November 30, 2010
-------------------------------------
John M. Keane

/s/ Alfred F. Kelly, Jr.                            Director               November 30, 2010
-------------------------------------
Alfred F. Kelly, Jr.

/s/ James M. Kilts                                  Director               November 30, 2010
-------------------------------------
James M. Kilts

/s/ Catherine R. Kinney                             Director               November 30, 2010
-------------------------------------
Catherine R. Kinney

/s/ Hugh B. Price                                   Director               November 30, 2010
-------------------------------------
Hugh B. Price

/s/ David Satcher                                   Director               November 30, 2010
-------------------------------------
David Satcher, M.D.

/s/ Kenton J. Sicchitano                            Director               November 30, 2010
-------------------------------------
Kenton J. Sicchitano

/s/ Lulu C. Wang                                    Director               November 30, 2010
-------------------------------------
Lulu C. Wang

/s/ C. Robert Henrikson                 Chairman of the Board, President   November 30, 2010
-------------------------------------      and Chief Executive Officer
C. Robert Henrikson                       (Principal Executive Officer)

/s/ William J. Wheeler                    Executive Vice President and     November 30, 2010
-------------------------------------       Chief Financial Officer
William J. Wheeler                        (Principal Financial Officer)

/s/ Peter M. Carlson                       Executive Vice President,       November 30, 2010
-------------------------------------        Finance Operations and
Peter M. Carlson                            Chief Accounting Officer
                                         (Principal Accounting Officer)

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                              DESCRIPTION
  4       The MetLife Non-Management Director Deferred Compensation Plan,
          dated December 9, 2008 (as amended and restated effective January
          1, 2005) (incorporated by reference to Exhibit 10.53 to MetLife,
          Inc.'s Annual Report on Form 10-K for the Fiscal Year ended December
          31, 2008).

  5       Opinion of Matthew Ricciardi, Esq., Chief Counsel-Public Company and
          Corporate Law of MetLife Group, Inc., an affiliate of the Company, regarding the legality of the securities registered hereunder.

  23.1    Consent of Independent Registered Public Accounting Firm.

  23.2    Consent of Independent Registered Public Accounting Firm.

  23.3    Consent of Matthew Ricciardi, Esq., Chief Counsel-Public Company and
          Corporate Law of MetLife Group, Inc., an affiliate of the Company,
          (included in Exhibit 5).

  24      Power of Attorney (included on signature to this Registration
          Statement).